UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(AMENDMENT NO.)
_____________________________________
Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Zevra Therapeutics, Inc.
(Name of registrant as specified in its charter)

DANIEL J. MANGLESS
TRAVIS C. MICKLE, PhD
ARTHUR C. REGAN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
-with copies to-
Peter D. Fetzer
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
(414) 297-5596
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☐	Fee paid previously with preliminary materials
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Proxy Communications

Daniel J. Mangless has filed a preliminary proxy statement and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission, to be used to solicit votes for the election of Travis C. Mickle, PhD and Arthur C. Regan to the Board of Directors of Zevra Therapeutics, Inc., a Delaware corporation (the “Company”), at the Company’s 2025 Annual Meeting of Stockholders scheduled for May 29, 2025.
Attached hereto are screenshots of posts on Stocktwits, a social media site, that Mr. Regan made between April 1, 2025 and April 10, 2025.
Important Information
These materials are not a solicitation of a proxy from any security holder of the Company.  Daniel J. Mangless has nominated Travis C. Mickle, PhD and Arthur C. Regan as nominees to the Company’s board of directors (the “Nominees”) and intends to solicit votes for the election of the Nominees as members of the Company’s board of directors.  Mr. Mangless will send a definitive proxy statement, BLUE proxy card and related proxy materials to shareholders of the Company seeking their support of the Nominees at the Company’s 2025 annual meeting of stockholders.  Stockholders are urged to read the definitive proxy statement and BLUE proxy card when they become available, because they will contain important information about the Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and BLUE proxy card (when available) and other documents filed by Mr. Mangless with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  Shareholders may also direct a request to Mr. Mangless’ proxy solicitor, Regan & Associates, Inc., 505 Eighth Avenue, Suite 800, New York, NY 10018 (shareholders can e-mail at main@reganproxy.com or call toll-free at (800) 737-3426).
Participants in Solicitation
Daniel J. Mangless together with Travis C. Mickle, PhD and Arthur C. Regan (the “Mangless Group”) are the participants in the solicitation by Mr. Mangless.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Mr. Mangless filed an amended preliminary proxy statement under cover of Schedule 14A on April 16, 2025 (the “Preliminary Proxy Statement”). Information regarding the participants and their interests is contained in the Preliminary Proxy Statement.

HuntingHighAndLow Mar 31, 2025 4:01 PM

$ZVRA

Artie? You're a candidate for a board seat?

I'd be less than enthusiastic about Mickle but ... this is all pretty intriguing.

@Regan_Proxy

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Regan_Proxy Apr 01, 2025 8:13 AM

@HuntingHighAndLow Yes ... I AM! IMO ... we (ALL) need Travis's experience when it comes to deals, drugs & efficacy concerns. We intend to MAXIMIZE shareholder value for ALL $ZVRA holders AND waste fewer $$ ... going forward. We're asking ... for YOUR support!

-Yes, I am.

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great_investment_thesis Apr 01, 2025 8:28 AM

@Regan_Proxy I’d also like to understand the priorities and commitments. Beyond ZVRA’s price stagnation, what else are you dissatisfied with? What changes would you make to the company, portfolio, or management? And what’s your platform?

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Regan_Proxy Apr 01, 2025 8:34 AM

@great_investment_thesis I was told that $ZVRA OVERpaid on its last M&A deal, by someone in a position to know. I'm opposed ... to THAT kind of behavior. Wasting $$ on an OVERpaid senior management team & BOD is another thing I do NOT approve of. In a nutshell, I'm ALL about MAXIMIZING shareholder value for ALL holders, of which ... I am one.

10

Trend123 Apr 01, 2025 8:44 AM

@Regan_Proxy I'm sure you do and I am glad to see someone with bought shares stepping up again in here!
If I may, who do you expect the tutes will vote for and is it possible for you to be elected ?

1 1

Regan_Proxy Apr 01, 2025 8:48 AM

@Trend123 I wouldN'T be running IF ... I believed that we couldN'T win. Some "tutes" will vote for us and some will vote for management's nominees. Some "tutes" will refrain from voting at all, and let everyone ELSE ... settle the matter. Let's ALL remember that Travis Mickle founded $ZVRA and THAT kind of experience AND commitment to its shareholders does NOT ... "grow on trees!"

1

Wahoos Apr 01, 2025 9:12 AM

$ZVRA Got my vote. 101,000 shares.

1 4

Regan_Proxy Apr 01, 2025 9:27 AM

@Wahoos Thank YOU!

#FALLONTONIGHT

pmcgee5029 Apr 01, 2025 11:41 AM

$ZVRA I would vote for Travis being back only for the science of drug approval because that's where he excels, but his execution at CEO position was rough to witness. I'm at the point where I just want $21 a share, so I can move on! Neil "F"ed everyone on Sept. 20, 2024 with the biggest blunder in KMPH/ZVRA history and now, we sit here in the $7s & $8s as lame ducks waiting for a catalyst that will push us in double digits. No more fighting, just profitability! Bullish

D'OH! D'OH!
D'OH! D'OH!

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Regan_Proxy Apr 01, 2025 11:57 AM

@pmcgee5029 No one has said ANYthing (that I'm aware of) about TM reclaiming the CEO slot. IMO ... he would make a BETTER BOD member that EITHER of the 2 management nominees due to HIS ... VAST experience with the Company. IF ANYone has to defend their inclusion on our slate ... it's ME!

I'm your huckleberry.

1 1

smp321 Apr 01, 2025 10:48 AM

@Regan_Proxy Without institutional support... I don't really think you have a chance. History has shown us that previous management team/board has been very adapt in destroying investor capital and Institutions been been buying because of this teams message and relationships! Just being blunt... wish you luck, but I'm a resounding NO vote!

1

Regan_Proxy Apr 01, 2025 1:59 PM

@smp321 Respectfully, your analysis is flawed. In contests/fights wherein the Company's founder IS (also) an activist nominee, SOME institutions DO side with the activist. Additionally, some institutions "sit-out" contests/fights because they do NOT want THEIR vote to decide the outcome. Finally, ALL of the statements about institutions (now) owning 70% of the ($ZVRA) O/S are incorrect; the aggregate number includes Braun, Mangless & Mickle shs which should NOT be included in a "true" count of institutional ownership.

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